Exhibit 10.2

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of August 6, 2014

between

NIC INC.,

as Borrower, and

BANK OF AMERICA, N.A.,

as Bank and Letter of Credit Issuer

i

(continued)

ARTICLE IV	CONDITIONS	20
4.01	Authorizations	20
4.02	Governing Documents	20
4.03	Good Standing	20
4.04	Secretary Certificate	20
4.05	Guaranties	20
4.06	Payment of Fees	20
4.07	Legal Opinion	20
4.08	Insurance	20
4.09	Other Required Documentation	20
4.10	Conditions to Each Extension of Credit under the Line of Credit	21

ARTICLE V	REPRESENTATIONS AND WARRANTIES	21
5.01	Formation	21
5.02	Authorization	21
5.03	Enforceable Agreement	21
5.04	Good Standing	21
5.05	No Conflicts	22
5.06	Financial Information	22
5.07	Lawsuits	22
5.08	Permits, Franchises	22
5.09	Other Obligations	22
5.10	Tax Matters	22
5.11	No Event of Default	22
5.12	Insurance	22
5.13	ERISA Plans	23
5.14	Subsidiaries	23
5.15	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	23
5.16	Disclosure	24
5.17	Compliance with Laws	24
5.18	Intellectual Property; Licenses, Etc	24
5.19	Government Sanctions	24

(continued)

ARTICLE VI	COVENANTS	25
6.01	Use of Proceeds	25
6.02	Financial and Other Information	25
6.03	Tangible Net Worth	27
6.04	Maximum Leverage Ratio	27
6.05	Notices to Bank	27
6.06	Maintenance of Assets	28
6.07	Insurance	28
6.08	Compliance with Laws	28
6.09	Books and Records	28
6.10	Audits	28
6.11	Cooperation	28
6.12	Additional Guarantors	28
6.13	Bank as Principal Depository	29
6.14	Payment of Obligations	29
6.15	Preservation of Existence	29
6.16	Restricted Payments	30
6.17	Liens	30
6.18	Indebtedness	31
6.19	Dispositions	32
6.20	Investments	33
6.21	Loans	34
6.22	Change in Nature of Business	34
6.23	Transactions with Affiliates	34
6.24	Burdensome Agreements	34
6.25	Change of Ownership	35
6.26	Additional Negative Covenants	35
6.27	Acquisitions	35

(continued)

ARTICLE VII	DEFAULT AND REMEDIES	36
7.01	Remedies Upon Default	36
7.02	Failure to Pay	37
7.03	Specific Covenants	37
7.04	Other Covenants	37
7.05	Representations and Warranties	37
7.06	Other Bank Agreements	37
7.07	Cross-default	37
7.08	Bankruptcy/Receivers	38
7.09	Inability to Pay Debts; Attachment	38
7.10	ERISA Plans	38
7.11	Judgments	38
7.12	Invalidity of Loan Documents	38
7.13	Change of Control	38
7.14	Material Adverse Effect	39
7.15	Government Action	39

ARTICLE VIII	ENFORCING THIS AGREEMENT; MISCELLANEOUS	39
8.01	GAAP	39
8.02	Governing Law	39
8.03	Venue and Jurisdiction	39
8.04	Successors and Assigns	40
8.05	Dispute Resolution Provision	40
8.06	Severability; Waivers	45
8.07	Expenses	45
8.08	Set-Off	46
8.09	One Agreement	46
8.10	Notices	46
8.11	Headings	46
8.12	Counterparts	46
8.13	Customary Advertising Material	47
8.14	Amendment and Restatement of Prior Agreement	47
8.15	Amendments	47
8.16	Treatment of Certain Information; Confidentiality	47

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of August 6, 2014 (the “Agreement”), is between Bank of America, N.A. (the “Bank”) and NIC INC., a Delaware corporation (the “Borrower”).

Borrower has requested that Bank provide a revolving credit facility, and the Bank is willing to do so on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“AAA” has the meaning set forth in Section 8.05(c)(ii).

“Acquisition”  means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the  acquisition by  a Loan Party of all or substantially all of the assets of a Person, or of any line of business or division of a Person, or (b) the acquisition by a Loan Party of more than 50% of the Equity Interests of any Person (other  than a Person that is already a Subsidiary of such Loan Party), or otherwise causing any Person to become a Subsidiary of such Loan Party, or (c) a merger or consolidation or any other combination by a Loan Party with another Person (other than a Person that is a Loan Party); provided that (i) the Loan Party is the surviving entity or (ii) after giving effect to such merger or consolidation, such other Person has become a Loan Party; provided further that in no event shall the formation or establishment of a Subsidiary that becomes a Loan Party or the capitalization of or transfer to such Subsidiary that becomes a Loan Party of any existing assets or business of any Loan Party constitute an Acquisition.

“Act” has the meaning set forth in Section 8.05(c)(i).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Bank as required in Article VI.

Pricing Level	Leverage Ratio	LIBOR Rate + Letter of Credit	Prime Rate +
1	< 1.25:1.00	1.50%	0.0%
2	> 1.25:1.00	1.75%	0.0%

The Applicable Rate shall be in effect from the date the most recent Compliance Certificate or financial statement is received by the Bank until the date the next Compliance Certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next Compliance Certificate or financial statement, the Applicable Rate from the date such Compliance Certificate or financial statement was due until the date such Compliance Certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the financial test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the financial test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  The Bank’s acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.

“Authorized Individual” has the meaning set forth in Section 3.03.

“Availability Period” means the period from the date of this Agreement until the Maturity Date, or such earlier date as the availability may terminate as provided in this Agreement.

“Banking Days” mean a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to (i) amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market, and (ii) any LIBOR Rate Loan, means any such day that is also a London Banking Day.  All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any individual(s) or entity(s) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(s)  or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities.

“Claim” has the meaning set forth in Section 8.05(a).

“Class Action Waiver” has the meaning set forth in Section 8.05(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” has the meaning set forth in Section 2.01(a).

“Compliance Certificate” has the meaning set forth in Section 6.02(f).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

“Designated Account” has the meaning set forth in Section 3.04.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“EBITDA” means, for any period, an amount equal to net income (less income or plus loss for such period from discontinued operations and extraordinary items) plus (i) amounts deducted in the computation thereof for (a) income taxes, (b) interest expense, (c) depreciation, depletion or amortization and (d) other non-cash expenses, losses or charges (including, without limitation, non-cash expenses for recognized pursuant to Financial Accounting Standards Board Statement No. 123(R) (Share-Based Payments), but excluding any accounts receivable or inventory write-offs); provided that if any such non-cash expense becomes a cash charge in a future period, EBITDA will be adjusted by the amount of such cash charge, and minus (ii) all non-cash items added in the computation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Eurocurrency Liability” has the meaning set forth in Section 3.08(e).

“Event of Default” has the meaning set forth in Section 7.01.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing Law State” has the meaning set forth in Section 8.02.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that “Guarantee” shall not include obligations relating to the endorsement of checks, drafts or other items for collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, collectively, (a) the initial Guarantors listed on Schedule 1.01; (b) each Material Subsidiary that hereafter becomes a party to the Guaranty in accordance with Section 6.12; and (c) each Non-Material Subsidiary that now or hereafter elects to become a party to the Guaranty provided that such Non-Material Subsidiary delivers to the Bank any required documents or favorable opinions of counsel to such Non-Material Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Guaranty), all in form, content and scope reasonably satisfactory to the Bank.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Bank, in form and substance reasonably satisfactory to the Bank.

“Increase Effective Date” has the meaning set forth in Section 2.05.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds (other than performance bonds obtained in the ordinary course of business), debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than performance bonds obtained in the ordinary course of business);

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the due date that was set when such trade payable or account payable was created or (ii) expenses accrued in the ordinary course of business);

(d)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           capital leases;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Prime Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” has the meaning set forth in Section 2.01(e).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“LIBOR” means, for any applicable Interest Period, the rate per annum equal to the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank), as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by the Bank.

“LIBOR Rate” means the interest rate determined by the following formula (all amounts in the calculation will be determined by the Bank as of the first day of the Interest Period):

LIBOR
(1.00 - Reserve Percentage)

“LIBOR Rate Loan” means a Loan that bears interest at the LIBOR Rate.

“Letter of Credit” has the meaning set forth in Section 2.05.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Debt as of such date to (b) EBITDA for the period of the 12 months then ended.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Line of Credit” has the meaning set forth in Section 2.01(a).

“Loan” means any extension of credit under the Line of Credit, regardless of its Type.

“Loan Documents” means this Agreement, the Guaranty and any other documents or other agreements executed or required by this Agreement.

“Loan Notice” has the meaning set forth in Section 2.01(c).

“Loan Parties” means, collectively, Borrower and each Person (other than the Bank) executing a Loan Document including, without limitation, each Guarantor.

“London Banking Day” means a day on which banks in London are open for business and dealing in offshore dollars.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Material Subsidiary to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means a Subsidiary other than a Non-Material Subsidiary.

“Maturity Date” means May 1, 2016; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Non-Material Subsidiary” means a Subsidiary that (a) at no time during the then current fiscal year or the two then preceding fiscal years of the Borrower, constituted more than three percent (3%) of consolidated total assets (as shown on the Borrower's consolidated balance sheet) or (b) accounted for no more than three percent (3%) of the gross revenues of the Borrower and its Subsidiaries, determined on a consolidated basis, in respect of any one or more of the then preceding twelve (12) fiscal quarters of the Borrower or (c) accounted for no more than three percent (3%) of the EBITDA of the Borrower and its Subsidiaries, determined on a consolidated basis, in respect of any one or more of the then preceding twelve (12) fiscal quarters of the Borrower or (d) accounted for no more than three percent (3%) of the net income of the Borrower and its Subsidiaries, determined on a consolidated basis, in respect of any one or more of the then preceding twelve (12) fiscal quarters of the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Party” has the meaning set forth in Section 8.05(a).

“Permitted Acquisition” means an Acquisition by the Borrower or any other Loan Party of Persons and/ or assets where (i) no Default or Event of Default exists either before or after the proposed Permitted Acquisition, and (ii) the Persons or assets to be acquired are in (or used in) a business substantially related or incidental to those lines of business conducted by the Borrower and its Subsidiaries and the prior, effective written consent or approval of such Acquisition by the board of directors, executive committee or equivalent governing body, or the stockholders, as appropriate, of the other party or parties has been obtained, and would not be perceived by the Person or assets to be acquired as hostile in nature; provided, that, without the prior written consent of the Bank, the purchase price of any Acquisition (including assumed liabilities in connection with such Acquisition) will not exceed $3,000,000, and the aggregate purchase price of all Acquisitions until the Maturity Date (including assumed liabilities in connection with such Acquisitions) will not exceed $10,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Prime Rate” means the rate of interest publicly announced from time to time by the Bank as its Prime Rate.  The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

“Prime Rate Loan” means a Loan that bears interest at the Prime Rate.

“Renewal Notice” has the meaning set forth in Section 2.02.

“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.  The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means a Subsidiary that is not a Guarantor.

“Sanctions” has the meaning set forth in Section 5.19.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner reasonably acceptable to the Bank.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, series of a limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Threshold Amount” means $1,000,000.00.

“Total Funded Debt” means all outstanding Indebtedness.

“Type” means, with respect to a Loan, its character as a LIBOR Rate Loan or a Prime Rate Loan.

ARTICLE II
LINE OF CREDIT AMOUNT AND TERMS

2.01  Line of Credit.

(a)  During the Availability Period, the Bank will provide a line of credit to the Borrower (the “Line of Credit”).  The amount of the Line of Credit (the “Commitment”) is Ten Million Dollars ($10,000,000.00).

(b)  This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.  The Borrower agrees not to permit the principal balance outstanding to exceed the Commitment.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.  Loans may be either LIBOR Rate Loans or Prime Rate Loans, as further provided herein.

(c)  The Borrower shall irrevocably request (i) a LIBOR Rate Loan (or conversion to or continuation of a LIBOR Rate Loan) no later than 12:00 noon central standard time on the London Banking Day preceding the day on which the LIBOR Rate will be set, as specified above, or (ii) a Prime Rate Loan on the requested date of any Prime Rate Loan.  Each telephonic notice by Borrower must be confirmed promptly by delivery to the Bank of a written loan notice (“Loan Notice”), appropriately completed and signed by an authorized officer of the Borrower.

(d)  Each borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $1,000,000.00 or a whole multiple of $250,000.00 in excess thereof.  Each borrowing of, conversion to or continuation of Prime Rate Loans shall be in a principal amount of $500,000.00 or a whole multiple of $100,000.00 in excess thereof.

(e)  The interest period during which the LIBOR Rate will be in effect will be one, two or three months (the “Interest Period”).  The first day of the Interest Period must be a London Banking Day.  The last day of the Interest Period and the actual number of days during the Interest Period will be determined by the Bank using the practices of the London inter-bank market.

(f)        Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan.

(g)  The Bank shall promptly notify the Borrower of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.  At any time that Prime Rate Loans are outstanding, the Bank shall notify the Borrower of any change in Bank’s prime rate used in determining the Prime Rate promptly following the public announcement of such change.

(i)  After taking into account all conversions from one Type to the other and all continuations of Loans as the same Type, there shall not be more than 3 Interest Periods in effect at any given time.

(h)  Each Loan Notice (whether telephonic or written) shall specify (A) the applicable Type and whether Borrower is requesting a new borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, (B) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Banking Day), (C) the principal amount of Loans to be borrowed, converted or continued, and (D) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Prime Rate Loans.  Any such automatic conversion to Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If any Borrower requests a borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(i)  Upon satisfaction of any applicable conditions, the Bank shall make all funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Bank by the Borrower; provided, however, that if, on the date a Loan Notice is given by the Borrower, there are any unreimbursed drawings with respect to any Letters of Credit, the proceeds of such Loan, first, shall be applied to the payment in full of any such unreimbursed drawings, and second, shall be made available to the Borrower as provided above.

(j)  During the existence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for Interest Periods commencing after such event of default occured.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Bank, and the Bank may demand that any or all of the outstanding LIBOR Rate Loans be converted immediately to Prime Rate Loans.

(k)  The Bank will have no obligation to accept an election for a LIBOR Rate Loan if any of the following described events has occurred and is continuing:

(i)        Dollar deposits in the principal amount, and for periods equal to the Interest Period, of a LIBOR Rate Loan are not available in the London inter-bank market;

(ii)       the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Loan; or

(iii)  adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period.

2.02  Availability Period.  The Availability Period for this Line of Credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the Line of Credit (the “Renewal Notice”).  If this Line of Credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice.  If this Line of Credit is renewed, the term “Maturity Date” shall mean the date set forth in the Renewal Notice as the Maturity Date and the same process for renewal will apply to any subsequent renewal of this Line of Credit.  A renewal fee may be charged at the Bank’s option.  The amount of the renewal fee will be specified in the Renewal Notice.

2.03  Repayment Terms.

(a)  The Borrower will pay interest on each Interest Payment Date.  No Loan will be converted to a different interest rate during the applicable Interest Period.

(b)  The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Maturity Date.

(c)  The Borrower may prepay the Loans in full or in part at any time without premium or penalty.  The prepayment will be applied to the most remote payment of principal due under this Agreement. provided that: (A) such notice must be received by the Bank not later than 9:00 a.m. (1) three (3) Banking Days prior to any date of prepayment of LIBOR Rate Loans and (2) on the date of prepayment of Prime Rate Loans; (B) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000.00 or a whole multiple of $250,000.00 in excess thereof; and (C) any prepayment of Prime Rate Loans shall be in a principal amount of $500,000.00 or a whole multiple of $100,000.00 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.03(d).

(d)  The Borrower shall pay to the Bank, immediately upon demand, any losses, costs or expenses, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loans or from fees payable to terminate the deposits from which such funds were obtained, incurred by the Bank as a result of:

(i)  any continuation, conversion, payment or prepayment of a LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii)  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Rate Loan on the date or in the amount notified by the Borrower.

For purposes of calculating amounts payable by the Borrower to the Bank under this Section 2.03(d), the Bank shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.  The Bank will deliver to Borrower a certificate setting forth the amount or amounts owed by Borrower to Bank under this Section 2.03(d), including reasonable detail to allow the Borrower to confirm such amount.

2.04  Interest Rate(s).

(a)  The interest rate is a rate per year equal to (i) the Bank's Prime Rate plus the Applicable Rate with respect to any Prime Rate Loan, or (ii) the LIBOR Rate plus the Applicable Rate with respect to any LIBOR Rate Loan.

(b)  Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a Default Rate.  This may result in compounding of interest.  This will not constitute a waiver of any default.

2.05  Increase in Commitments.

(a)  Request for Increase.  Provided there exists no Default, upon notice to the Bank, the Borrower may from time to time, request an increase in the Commitment by an amount (for all such requests) not exceeding $40,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000.  At the time of sending such notice, the Borrower shall specify the time period within which the Bank is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Bank).

(b)  Effective Date and Allocations.  If the Commitment is increased in accordance with this Section, the Bank and the Borrower shall determine the effective date (the “Increase Effective Date”).

(c)  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Bank such legal opinions as the Bank may reasonably request and a certificate of the Borrower dated as of the Increase Effective Date signed by an authorized officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.05, the representations and warranties contained in Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.02, and (B) no Default exists.

(d)  Conflicting Provisions.  This Section shall supersede any provisions in Section 8.15 to the contrary.

2.06  Letters of Credit.

(a)  As a subfacility under the Line of Credit, during the Availability Period, the Bank agrees from time to time to issue or cause an affiliate to issue commercial and standby letters of credit for the account of the Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000.00).  The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its reasonable discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by the Borrower; provided however, that no Letter of Credit shall have an expiration date more than three hundred sixty-five (365) days beyond the Maturity Date.

(b)  Standby letters of credit may include a provision providing that their expiry date will automatically be extended each year for an additional one year period unless the Bank delivers written notice to the contrary.

(c)  With respect to any Letters of Credit, the Borrower shall pay the Bank a fee for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under any Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.05(d).  Letter of Credit fees shall be (i) due and payable on the first Banking Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit expiration date and thereafter on demand and (ii) computed on a quarterly basis in arrears.

(d)  Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(e)  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents reasonably required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Maturity Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.

(f)  The following letters of credit are outstanding from the Bank for the account of the Borrower:

Letter of Credit Number	Amount

PN SLC 00000003089150	$158,148.00
OPN SLC 00000003101786	$1,203,560.36
OPN SLC 00000003116664	$40,344.00

As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

ARTICLE III
LOAN ADMINISTRATION AND FEES

3.01  Fees.  The Borrower will pay to the Bank the fees set forth on Schedule 3.01.

3.02  Collection of Payments.

(a)      Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower.  For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)  Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

3.03  Borrower’s Instructions.    Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”).  The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

3.04  Direct Debit.  The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number 3473768853 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

3.05  Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

3.06  Illegality.  If the Bank determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for the Bank to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any governmental authority has imposed material restrictions on the authority of the Bank to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank market, then, on notice to the Borrower, any obligation of the Bank to make or continue LIBOR Rate Loans or to convert Prime Rate Loans to LIBOR Rate Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from the Bank, prepay or, if applicable, convert all LIBOR Rate Loans to Prime Rate Loans, either on the last day of the Interest Period therefor, if the Bank may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBOR Rate Loans until the Bank is advised in writing that it is no longer illegal to determine or charge interest rates based upon the LIBOR Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.07  Inability to Determine Rates.  If the Bank determines that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) U.S. Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, the Bank will promptly so notify the Borrower.  Thereafter, the obligation of the Bank to make or maintain LIBOR Rate Loans shall be suspended until the Bank revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Prime Rate Loans in the amount specified therein.

3.08  Increased Costs.

(a)  If any change in law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank; (ii) subject the Bank to any taxes on the Loans, any principal balance, Letters of Credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on the Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by the Bank or any Letter of Credit; and the result of any of the foregoing shall be to increase the cost to the Bank of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the LIBOR Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to the Bank of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, the Borrower will pay the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

(b)  If the Bank determines that any change in law affecting the Bank regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of this Agreement, the commitments of such Bank or the Loans made by, or Letters of Credit held or issued by, the Bank, to a level below that which the Bank would have achieved but for such change in law (taking into consideration the Bank’s policies and the policies with respect to capital adequacy), then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for any such reduction suffered.

(c)  A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank as specified in Subsection (a) or (b) of this Section, including reasonable detail to allow the Borrower to confirm such amount, and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)  Failure or delay on the part of the Bank to demand compensation pursuant to the foregoing provisions of this shall not constitute a waiver of the Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Bank notifies the Borrower of the change in law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)  The Borrower shall pay to the Bank, as long as the Bank shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurodollar funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice of such additional interest or costs from the Bank.  If the Bank fails to give notice ten (10) days prior to the relevant payment date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.09  Compensation for Losses.  Upon demand of the Bank, the Borrower shall promptly compensate and hold the Bank harmless from any loss, cost or expense incurred by it as a result of:

(a)  any continuation, conversion, payment or prepayment of any Loan other than a Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)  any failure by the Borrower to prepay, borrow, continue or convert any Loan other than a Prime Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Bank under this Section, the Bank shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

ARTICLE IV
CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the bank, including any items specifically listed below.

4.01  Authorizations.  Evidence that the execution, delivery and performance by the Borrower and any Guarantor of this Agreement and any other Loan Documents have been duly authorized, including any incumbency certificates or other certificates executed by an authorized officer of the Borrower and reasonably satisfactory to the Bank.

4.02  Governing Documents.  A copy of each Loan Party’s organizational documents certified by the Secretary or other authorized officer of the Borrower and reasonably satisfactory to the Bank.

4.03  Good Standing.  Certificates of good standing for each Loan Party from its state of formation and from any other state in which a Loan Party is qualified to conduct its business.

4.04  Secretary Certificate.  A certificate executed by the Secretary or other authorized officer of the Borrower attaching the items required by Sections 4.01, 4.02 and 4.03.

4.05  Guaranties.  Amended and Restated Guaranty signed by each Guarantor.

4.06  Payment of Fees.  Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Expenses.”

4.07  Legal Opinion.  A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require.  The legal counsel and the terms of the opinion must be reasonably acceptable to the Bank.

4.08  Insurance.  Evidence of insurance coverage, as required in Article VI of this Agreement.

4.09  Other Required Documentation.  Any other document or information reasonably requested by the Bank.

4.10  Conditions to Each Extension of Credit under the Line of Credit.  Before each extension of credit under the Commitment, including the first:

(a)  The representations and warranties of the Borrower contained in this Agreement or any other loan document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct in all material respects on and as of the date of such extension of credit (except to the extent they relate to an earlier date) and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such extension of credit (except to the extent they relate to an earlier date).

(b)  No default shall exist, or would result from such proposed extension of credit or from the application of the proceeds thereof.

(c)  The Bank shall have received a Loan Notice in accordance with the requirements hereof.

(d)  The Bank shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Bank reasonably may require.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

5.01  Formation.  Each Loan Party is duly formed and existing under the laws of the state or other jurisdiction where organized.

5.02  Authorization.  This Agreement, and any Loan Documents, are within each Loan Party’s powers, have been duly authorized, and do not conflict with any of their organizational papers.

5.03  Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of each Loan Party, enforceable against each Loan Party in accordance with its terms, and any Loan Documents, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as enforceability may be limited by debtor relief laws and subject to equitable remedies.

5.04  Good Standing.  In each state in which a Loan Party does business, each Loan Party is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except in each case to the extent the failure do so could not reasonably be expected to result in a Material Adverse Effect.

5.05  No Conflicts.  This Agreement does not conflict with any law, or material agreement or obligation by which a Loan Party is bound.

5.06  Financial Information.  All financial statements that have been or will be supplied to the Bank fairly present the business of the Borrower in all material respects.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries (or any Guarantor).  If the Borrower and its Subsidiaries are comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

5.07  Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against any Loan Party which could reasonably be expected to result in a Material Adverse Effect, except as have been disclosed in writing to the Bank.

5.08  Permits, Franchises.  Each Loan Party possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except in each case to the extent the failure do so could not reasonably be expected to result in a Material Adverse Effect.

5.09  Other Obligations.  Each Loan Party is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation which could reasonably be expected to result in a Material Adverse Effect, except as have been disclosed in writing to the Bank.

5.10  Tax Matters.  Each Loan Party has no knowledge of any pending assessments or adjustments of its income tax for any year and all material taxes due have been paid, except as have been disclosed in writing to the Bank or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

5.11  No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

5.12  Insurance.  Each Loan Party has obtained, and maintained in effect, the insurance coverage required in Article VI of this Agreement.

5.13  ERISA Plans.

(a)  Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)  With respect to any Plan subject to Title IV of ERISA:

(i)  No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)     No action by any Loan Party or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

5.14  Subsidiaries.  As of the date of this Agreement, Borrower has no Subsidiaries other than (a) those specifically disclosed in Schedule 5.14(a), ) and (b) those subsidiaries that would not be deemed “significant subsidiaries” as defined in Rule 1-02(w) of Regulation S-X if considered in the aggregate, and that may be omitted from inclusion in securities disclosures pursuant to Item 601(b)(21) of Regulation S-K, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Schedule 5.14(a) free and clear of all Liens.  Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.14(b).  All of the outstanding Equity Interests in Borrower have been validly issued and are fully paid and nonassessable.

5.15  Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)  Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of this Agreement or subject to any restriction contained in any agreement or instrument between Borrower and the Bank or any Affiliate of the Bank relating to Indebtedness and within the scope of Article VII will be margin stock.

(b)  None of Borrower, any Person Controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.16  Disclosure.  Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary thereof is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.17  Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18  Intellectual Property; Licenses, Etc.  The Loan Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19  Government Sanctions.

(a)  The Borrower represents that neither the Borrower, any Guarantor, nor any of their respective affiliated entities, including in the case of any Borrower or Guarantor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of any Loan Party is an individual or entity currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any Guarantor located, organized or resident in a country or territory that is the subject of Sanctions.

(b)  The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

ARTICLE VI
COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

6.01  Use of Proceeds.

(a)  To use the proceeds of the Line of Credit for financing working capital, the issuance of letters of credit and general corporate purposes not in contravention of any law or any other loan document.

(b)  To not use the proceeds of the credit extended under this Agreement, directly or indirectly, to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

6.02  Financial and Other Information.  To provide the following financial information and consolidated statements in form and content reasonably acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time.  The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and consolidated statements to the Bank more frequently than otherwise provided below, and to use such additional information and consolidated statements to measure any applicable financial covenants in this Agreement.

(a)  Within 90 days of the fiscal year end, the consolidated annual financial statements of Borrower, certified and dated by an authorized financial officer.  These consolidated financial statements must be audited (with an opinion reasonably satisfactory to the Bank) by a Certified Public Accountant reasonably acceptable to the Bank.

(b)  Within 45 days after each period's end (excluding the last period in each fiscal year) consolidated financial statements of Borrower, certified and dated by an authorized financial officer.  These financial statements may be company-prepared.

(c)  Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor.  If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Bank pursuant hereto.

(e)  As soon as available, but in any event at least 15 days before the end of each fiscal year of Borrower, forecasts prepared by management of Borrower, in form reasonably satisfactory to the Bank, of consolidated statements of income or operations and cash flow estimates of Borrower and its Subsidiaries on an annual basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

(f)  Within 90 days of the end of each fiscal year and within 45 days of the end of each quarter, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto (a “Compliance Certificate”).

(g)  Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section.

(h)  Promptly, and in any event within 5 days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission  (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(i)  Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to each Loan Party of the Borrower's obligations to the Bank as the Bank may reasonably request.

6.03  Tangible Net Worth.  To maintain on a consolidated basis Tangible Net Worth at least the sum of the following:

(a)  Thirty Six Million and no/100 Dollars ($36,000,000.00); plus

(b)  the net proceeds from any equity securities issued after the date of this Agreement; plus

(c)  any increase in stockholders’ equity resulting from the conversion of debt securities after the date of this Agreement.

6.04  Maximum Leverage Ratio.  To maintain on a consolidated basis a Leverage Ratio not exceeding 1.5 to 1.0.  This ratio will be calculated at the end of each reporting period for which this Agreement requires Borrower to deliver financial statements, using the results of the twelve-month period ending with that reporting period/.

6.05  Notices to Bank.  To promptly notify the Bank in writing of:

(a)  any lawsuit in which the claim for damages exceeds the Threshold Amount against any Loan Party;

(b)  any substantial dispute between any governmental authority and any Loan Party;

(c)  any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default;

(d)  any change in any Loan Party’s name, legal structure, state of registration, place of business, or chief executive office if any Loan Party has more than one place of business; and

(e)  any material change in accounting policies or financial reporting practices by any Loan Party.

Each notice pursuant to this Section shall be accompanied by a statement of an authorized officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to this Section shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.06  Maintenance of Assets.  To (a) maintain, preserve and protect all of its material assets necessary in the operation of its business in good working order and condition, ordinary wear, tear and obsolescence excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its assets.

6.07  Insurance.  To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Loan Party’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for each Loan Party’s business.  Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

6.08  Compliance with Laws.  To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business, except in such instances in which (a) such laws, regulations or orders are being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

6.09  Books and Records.  To maintain adequate books and records.

6.10  Audits.  To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records; provided, however, that so long as no Event of Default has occurred and is continuing Borrower's obligation to pay the expenses of any of the foregoing will be limited to (a) one inspection per year (measured from the date of the Agreement and each anniversary thereof) at the Bank's discretion and (b) any further inspections resulting from the Bank’s good faith belief that conditions exist that could result in a Material Adverse Effect; provided, further, that when an Event of Default exists the Bank (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11  Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

6.12  Additional Guarantors.  To notify the Bank at the time that any Person becomes a Material Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering to the Bank a counterpart of the Amended and Restated Guaranty or such other document as the Bank shall deem appropriate for such purpose, and (b) deliver to the Bank documents of the types referred to in Article IV and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to under this Agreement), all in form, content and scope reasonably satisfactory to the Bank.

6.13  Bank as Principal Depository.  To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

6.14  Payment of Obligations.  To pay and discharge as the same shall become due and payable, all its obligations and liabilities, including:

(a)  all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party;

(b)  all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party; and

(c)  all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or relating to such Indebtedness except to the extent that failure to pay or discharge any such Indebtedness could not reasonably be expected to result in a Material Adverse Effect.

6.15  Preservation of Existence.

(a)  To preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Sections 6.19 or 6.26(a);

(b)  To take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)  To preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.16  Restricted Payments.  Not to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)  each Loan Party may make Restricted Payments to any Person that owns an Equity Interest in such Loan Party, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)  each Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c)  each Loan Party may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.

6.17  Liens.  Not to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)  Liens pursuant to any Loan Document;

(b)  Liens existing on the date hereof and listed on Schedule 6.17 and any refinancing, refunding, renewal or extension thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.18(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any refinancing, refunding, renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.18(b);

(c)  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)  deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)  Liens securing judgments for the payment of money not constituting an Event of Default under Article VII;

(i)  Liens securing Indebtedness permitted under Section 6.18(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)  Liens securing Indebtedness (and any refinancing, refunding, renewal or extension thereof) on property in existence at the time such property is acquired by a Loan Party in connection with an Acquisition not prohibited by this Agreement; provided, that (i) such Liens do not at any time encumber any property other than the property so acquired, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(k)  Liens under UCC § 4-210 and Liens in deposit accounts created under the standard deposit agreement of any financial institution at which such Loan Party maintains a deposit account; and

(l)  Liens not otherwise permitted by this Section; provided, that the aggregate amount of Indebtedness secured by Liens permitted by this clause shall not at any time exceed the Threshold Amount.

6.18  Indebtedness.  Not to have outstanding or incur any Indebtedness (other than to the Bank or to any affiliate of the Bank), or become liable for the Indebtedness of others, without the Bank's written consent.  This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit;

(b)  Indebtedness outstanding on the date hereof and listed on Schedule 6.18 and any refinancing, refunding, renewal or extension thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Bank than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)  Guarantees given by any Loan Party in respect of Indebtedness of any other Loan Party otherwise not prohibited by this Agreement;

(d)  Indebtedness in respect of capital leases, synthetic lease obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.17(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the Threshold Amount;

(e)  Indebtedness secured by Liens permitted by Section 6.17(l);

(f)  Indebtedness owing to the Borrower or any of its Subsidiaries; and

(g)  Other Indebtedness not permitted by this Section; provided, that the aggregate outstanding amount of all such other Indebtedness shall not exceed the Threshold Amount at any time.

6.19 Dispositions.  Not to make any Disposition or enter into any agreement to make any Disposition, except:

(a)  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)  Dispositions of inventory in the ordinary course of business;

(c)  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)  Dispositions of property or equipment to the extent that such Loan Party has determined it is desirable in the conduct of its business to discontinue the operation and maintenance of such property and equipment; provided that such Dispositions (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect;

(e)  Dispositions of property by any Subsidiary of the Borrower to Borrower or to a wholly-owned Subsidiary of the Borrower; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(f)  Dispositions permitted by Section 6.26(a);

(g)  Dispositions of cash to satisfy obligations not prohibited by this Agreement; and

(h)  Dispositions of cash in connection with Restricted Payments not prohibited by this Agreement.

provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.

6.20  Investments.  Not to have any existing, or make any new, Investments, except for:

(a)  Existing investments listed on Schedule 6.20;

(b)  Investments of Borrower or any other Loan Party in any Borrower or any other Loan Party;

(c)  In addition to any Investments in Restricted Subsidiaries set forth on Schedule 5.14, Investments of Borrower or any other Loan Party in any wholly owned Restricted  Subsidiary up to the Threshold Amount in the aggregate from the date hereof through the Maturity Date; provided, that intercompany loans and advances shall count against the limitation in this subsection (c) only to the extent such loans and advances have not been repaid;

(d)  Investments in any of the following:

(i)  Demand deposits, savings deposits and certificates of deposit;

(ii)     U.S. treasury bills and other obligations of the federal government; or

(iii)    readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission);

(e)  Investments incurred in order to consummate Acquisitions not prohibited by this Agreement;

(f)       Investments in seller “take-back” notes arising in connection with a Disposition of assets not prohibited by this Agreement; provided that the principal amount of any such note does not exceed the fair market value of the assets so Disposed;

(g)  Investments resulting from loans, advances and other extensions of credit permitted by Section 6.21; and

(h)  Other Investments not permitted by this Section; provided, that the aggregate value of all such other Investments made in any fiscal year shall not exceed the Threshold Amount.

6.21  Loans.  Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)  Existing extensions of credit disclosed to the Bank in writing;

(b)  Extensions of credit to the Borrower’s Subsidiaries;

(c)  Guarantees permitted by Section 6.18;

(d)  Loans and advances to officers, directors and employees of the Borrower or any Loan Party that in an aggregate amount not to exceed $100,000 at any time outstanding for travel, entertainment, relocation and analogous ordinary business purposes and would not be prohibited by Sarbanes-Oxley; and

(e)  Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

6.22  Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties on the date hereof or any business substantially related or incidental thereto.

6.23  Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any Loan Party or between or among any Loan Party other than the Borrower and any other Loan Party.

6.24  Burdensome Agreements.  Enter into any contractual obligation (other than this Agreement or any other Loan Document) that:

(a)  limits the ability (i) of any Loan Party to make Restricted Payments to the Borrower or its Subsidiaries or to otherwise transfer property to the Borrower or its Subsidiaries, (ii) of any Loan Party to Guarantee the Indebtedness of Borrower or its Subsidiaries or (iii) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.18(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or

(b)  requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

6.25  Change of Ownership.  Not to cause, permit, or suffer any Change of Control in Borrower.

6.26  Additional Negative Covenants.  Not to, without the Bank's written consent:

(a)  Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, except that, so long as no Default exists or would result therefrom,

(i)  any Loan Party other than the Borrower may merge with (A) Borrower, provided that Borrower shall be the continuing or surviving Person, or (B) any Subsidiary of the Borrower, provided that when any wholly-owned Subsidiary of the Borrower is merging with another Subsidiary of the Borrower, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging with a Subsidiary of the Borrower that has not given a Guaranty, the Guarantor shall be the surviving Person,

(ii)     any Loan Party may consummate a Permitted Acquisition, or

(iii)    any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to any Subsidiary of the Borrower; provided that if the transferor in such a transaction is a wholly-owned Subsidiary of the Borrower, then the transferee must either be Borrower or a wholly-owned Subsidiary of the Borrower and, provided further that if the transferor of such assets is a Guarantor, the transferee must either be Borrower or a Guarantor;

(b)  Acquire or purchase a business or its assets, except (i) as contemplated by Section 6.26(a)(iii) and (ii) so long as no default exists or would result therefrom, a Loan Party may consummate a Permitted Acquisition;

(c)  Engage in any business activities substantially different from each Loan Party’s present business; or

(d)  Except as permitted by Section 6.26(a)(iii), liquidate or dissolve the Loan Party’s business.

6.27  Acquisitions.  To, prior to consummating any Acquisition, deliver to the Bank (in form and detail reasonably satisfactory to the Bank) the following:

(a)  Simultaneously with, or as soon as practicable after, the first public announcement of the intention the Borrower or a Subsidiary of the Borrower to consummate an Acquisition, a brief summary of the substantive terms thereof, or if available, a copy of the executed purchase or merger agreement, together with a copy of such announcement;

(b)  At least 10 days prior to the consummation of such Acquisition, a copy, certified by an authorized officer of the Borrower, of the executed purchase contract or merger agreement relating to such Acquisition, if available, or if not available at such time as soon as practicable after entering into any such purchase contract or merger agreement; and

(c)  A certificate, executed by an authorized officer of the Borrower, dated the date of consummation of such Acquisition, certifying that immediately before and after giving effect to such Acquisition (A) no Event of Default has occurred and is continuing or will exist, (B) that the Borrower and its Subsidiaries will be in compliance on a pro forma basis with each of the financial covenants as of the end of the fiscal quarter immediately preceding such Acquisition for which financial statements have been delivered for the four fiscal quarter period preceding such fiscal quarter end, together with a reasonably detailed worksheet setting forth the calculation of such ratios and (C) that the Acquisition is a Permitted Acquisition.

ARTICLE VII
DEFAULT AND REMEDIES

7.01  Remedies Upon Default.  If any of the following events of default in Sections 7.02 through 7.16 occurs (an “Event of Default”), the Bank may do one or more of the following:

(a)  declare the Borrower in default;

(b)  stop making any additional credit available to the Borrower; require the Borrower to cash collateralize any Letters of Credit as required under Section 2.05(c); or

(c)  require the Borrower to repay its entire debt immediately and without prior notice.

If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

7.02  Failure to Pay.  Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 3 days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within 5 days after the same becomes due, any other amount payable hereunder or under any other Loan Document.

7.03  Specific Covenants.  Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.10, 6.12, 6.15, 6.27, or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty.

7.04  Other Covenants.  Any default in the performance of or compliance with any other  obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days after the Borrower or any other Loan Party has knowledge thereof.

7.05  Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.

7.06  Other Bank Agreements.  Any default occurs under any Guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other Loan Document, or any such document is no longer in effect, or any Guarantor purports to revoke or disavow the Guaranty; or any representation or warranty made by any Guarantor is false in any material respect when made or deemed to be made; or any default occurs under any other agreement any Loan Party has with the Bank or any affiliate of the Bank.

7.07  Cross-default.  Any Loan Party

(a)  fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but giving effect to any applicable grace or cure period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or

(b)  fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded.

7.08  Bankruptcy/Receivers.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

7.09  Inability to Pay Debts; Attachment.  (a) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy.

7.10  ERISA Plans.  A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a Material Adverse Effect.

7.11  Judgments.  Any notice of judgment lien is filed against the Borrower or any Obligor in an aggregate amount in excess of the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and, in any such case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

7.12  Invalidity of Loan Documents.  Any Loan Document  or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof.

7.13  Change of Control.  There occurs any Change of Control with respect to any Loan Party.

7.14  Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect.

7.15  Government Action.  Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Loan Party’s financial condition or ability to repay.

ARTICLE VIII
ENFORCING THIS AGREEMENT; MISCELLANEOUS

8.01  GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under GAAP, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Bank shall so request, the Bank and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

8.02  Governing Law.  Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Missouri (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary.  Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

8.03  Venue and Jurisdiction.  The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State.  The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this Section by filing an action or suit against the Borrower in a venue outside of the Governing Law State.  If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State.  The Bank reserves the right to commence an action or suit in any other jurisdiction where the Borrower, any Guarantor, or any collateral has any presence or is located.  The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum.  The provisions of this Section are material inducements to the Bank’s acceptance of this Agreement.

8.04  Successors and Assigns.  This Agreement is binding on the Borrower's and the Bank's successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.  The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

8.05  Dispute Resolution Provision.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  The Bank and the Borrower (and any other party to this Agreement) agree that this Dispute Resolution Provision is a material inducement for their entering into this Agreement.

(a)  Scope.  This Dispute Resolution Provision concerns the resolution of any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses (collectively,  a “Claim” or “Claims”) between the Bank, on the one hand, and the Borrower and/or any Obligor, on the other hand (each side being, for the purposes of this Dispute Resolution Provision, a “Party” and the two sides together being the “Parties”), regardless of whether based on federal, state, or local law, statute, ordinance, regulation, contract, common law, or any other source, and regardless of whether foreseen or unforeseen, suspected or unsuspected, or fixed or contingent at the time of this Agreement, including but not limited to Claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement.  For the purposes of this Dispute Resolution Provision only, the terms “Bank” or Party or Parties (to the extent referring to or including the Bank) shall include any parent corporation, subsidiary or affiliate of the Bank.

(b)  Judicial Reference.  Any Claim brought by any Party in a California state court shall be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638.  The referee (or presiding referee of the panel) shall be a retired Judge or Justice of the California state court system.  The referee(s) shall be selected by mutual written agreement of the parties.  If the parties do not agree, the referee(s) shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 640.  The referee(s) shall hear and determine all issues relating to the Claim, whether of fact or of law, and shall do so in accordance with the laws of the Governing Law State and the California rules of evidence and civil procedure, and shall report a statement of decision.  The referee(s) shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable and legal orders that will be binding on the parties, and rule on any motion which would be authorized in court litigation, including without limitation motions to dismiss, for summary judgment, or for summary adjudication.  The referee(s) shall award legal fees and costs (including the fees of the referee(s)) relating to the judicial reference proceeding, and to any related litigation or arbitration, in accordance with the terms of this Agreement.  The award that results from the decision of the referee(s) shall be entered as a judgment in the court that appointed the referee(s), in accordance with the provisions of California Code of Civil Procedure Sections 644(a).  Pursuant to California Code of Civil Procedure Sections 645, the parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(c)  Arbitration Provisions.  The Parties agree that judicial reference pursuant to Subsection (b) above is the preferred method of dispute resolution of all Claims, when available.  The Parties therefore agree that injunctive relief, including a temporary restraining order, without the posting of any bond or security, shall be appropriate to enjoin the prosecution of any arbitration proceeding where the Claims at issue become subject to (and as long as they remain subject to) judicial reference pursuant to Subsection (b) above, provided that a Party moves for such relief within thirty (30) days of its receipt of a demand for arbitration of a Claim.  However, with respect to any Claim brought in a forum other than a California state court, or brought in a California state court but judicial reference pursuant to Subsection (b) above is not available or enforced by the court, the arbitration provisions in this Subsection (c) (collectively, the “Arbitration Provisions”) shall apply to the Claim.  In addition, if either of the Parties serves demand for arbitration of a Claim in accordance with these Arbitration Provisions, and the other Party does not move to enjoin the arbitration proceeding within thirty (30) days of receipt of the demand, the right to judicial reference shall be waived and the Claim shall remain subject to these Arbitration Provisions thereafter.  The inclusion of these Arbitration Provisions in this Agreement shall not otherwise be deemed as any limitation or waiver of the judicial reference provisions.  The Arbitration Provisions are as follows:

(i)  For any Claim for which these Arbitration Provisions apply (as defined in the immediately preceding paragraph), the Parties agree that at the request of any Party to this Agreement, such Claim shall be resolved by binding arbitration.  The Claims shall be governed by the laws of the Governing Law State without regard to its conflicts of law principles.  The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Act”), shall apply to the construction, interpretation, and enforcement of these Arbitration Provisions, as well as to the confirmation of or appeal from any arbitration award.

(ii)     Arbitration proceedings will be determined in accordance with the Act, the then-current Commercial Finance rules and procedures of the American Arbitration Association or any successor thereof (“AAA”) (or any successor rules for arbitration of financial services disputes), and the terms of these Arbitration Provisions.  In the event of any inconsistency, the terms of these Arbitration Provisions shall control.  The arbitration shall be administered by the Parties and not the AAA and shall be conducted, unless otherwise required by law, at a location selected solely by the Bank in any U.S. state where real or tangible personal property collateral for this credit is located or where the Borrower has a place of business.  If there is no such state, the Bank shall select a location in the Governing Law State.

(iii)    If aggregate Claims are One Million Dollars ($1,000,000) or less:

(A)  All issues shall be heard and determined by one neutral arbitrator.  The arbitrator shall have experience with commercial financial services disputes and, if possible, prior judicial experience, and shall be selected pursuant to the AAA “Arbitrator Select: List and Appointment” process, to be initiated by the Bank.  If the AAA “Arbitrator Select: List and Appointment” process is unavailable, the Bank shall initiate any successor process offered by the AAA or a similar process offered by any other nationally recognized alternative dispute resolution organization.

(B)  Unless the arbitrator has a dispositive motion under advisement or unforeseeable and unavoidable conflicts arise (as determined by the arbitrator), all arbitration hearings shall commence within ninety (90) days of the appointment of the arbitrator, and under any circumstances the award of the arbitrator shall be issued within one hundred twenty (120) days of the appointment of the arbitrator.

(C)  A Party shall be entitled to take no more than two (2) fact depositions, one or both of which may be taken in accordance with Fed. R. Civ. P. 30(b)(6), plus depositions of any experts designated by the other Party, each of seven (7) hours or less, during pre-hearing discovery.

(D)  There shall be no written discovery requests except a Party may serve document requests on the other Party not to exceed twenty (20) in number, including subparts.  The requests shall be served within forty-five (45) days of the appointment of the arbitrator and shall be responded to within twenty-one (21) days of service.

(iv)   If aggregate Claims exceed One Million Dollars ($1,000,000):

(A)  The issues shall be heard and determined by one neutral arbitrator selected as above unless either Party requests that all issues be heard and determined by three (3) neutral arbitrators.  In that event, each Party shall select an arbitrator with experience with commercial financial services disputes, and the two arbitrators shall select a third arbitrator, who shall have prior judicial experience.  If the arbitrators cannot agree, the third arbitrator shall be selected pursuant to the AAA “Arbitrator Select: List and Appointment” process, to be initiated by the Bank.

(B)  Unless the arbitrator(s) have a dispositive motion under advisement or other good cause is shown (as determined by the arbitrator(s)), all arbitration hearings shall commence within one hundred twenty (120) days of the appointment of the arbitrator(s), and under any circumstances the award of the arbitrator(s) shall be issued within one hundred eighty (180) days of the appointment of the arbitrator(s).

(C)  A Party shall be entitled to take no more than five (5) fact depositions, one or more of which may be taken in accordance with Fed. R. Civ. P. 30(b)(6), plus depositions of any experts designated by the other Party, each of seven (7) hours or less, during pre-hearing discovery.

(D)  There shall be no written discovery requests except a Party may serve document requests on the other Party not to exceed thirty (30) in number, including subparts.  The requests shall be served within forty-five (45) days of the appointment of the arbitrator(s) and shall be responded to within twenty-one (21) days of service.

(v)  Where a Party intends to rely upon the testimony of an expert on an issue for which the Party bears the burden of proof, the expert(s) must be disclosed within thirty (30) days following the appointment of the arbitrator(s), including a written report in accordance with Fed. R. Civ. P. 26(a)(2)(B).  The arbitrator(s) shall exclude any expert not disclosed strictly in accordance herewith.  The other Party shall have the right within thirty (30) days thereafter to take the deposition of the expert(s) (upon payment of the expert’s reasonable fees for the in-deposition time), and to identify rebuttal expert(s), including a written report in accordance with Fed. R. Civ. P. 26(a)(2)(B).

(vi)  The arbitrator(s) shall consider and rule on motions by the Parties to dismiss for failure to state a claim; to compel; and for summary judgment, in a manner substantively consistent with the corresponding Federal Rules of Civil Procedure.  The arbitrator(s) shall enforce the “Apex” doctrine with regard to requested depositions of high-ranking executives of both Parties.  The arbitrator(s) shall exclude any Claim not asserted within thirty (30) days following the demand for arbitration.  This shall not prevent a Party from revising the calculation of damages on any existing theory.  All discovery shall close at least one (1) week before any scheduled hearing date, and all hearing exhibits shall have been exchanged by the same deadline or they shall not be given weight by the arbitrator(s).

(vii)  The arbitrator(s) will give effect to applicable statutes of limitation in determining any Claim and shall dismiss the Claim if it is barred by the statutes of limitation.  For purposes of the application of any statutes of limitation, the service of a written demand for arbitration or counterclaim pursuant to the Notices provision of this Agreement is the equivalent of the filing of a lawsuit.  At the request of any Party made at any time, including at confirmation of an award, the resolution of a statutes of limitation defense to any Claim shall be decided de novo by a court of competent jurisdiction rather than by the arbitrator(s).  Otherwise, any dispute concerning these Arbitration Provisions or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as otherwise set forth in this Dispute Resolution Provision.

(viii)     The arbitrator(s) shall have the power to award legal fees and costs relating to the arbitration proceeding and any related litigation or arbitration, pursuant to the terms of this Agreement.  The arbitrator(s) shall provide a written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(ix)  The filing of a court action is not intended to constitute a waiver of the right of any Party, including the suing Party, thereafter to require submittal of the Claims to arbitration, unless the Party fails to make such demand for arbitration within ninety (90) days following the filing of the court action.

(x)  The arbitration proceedings shall be private.  All documents, transcripts, and filings received by any Party shall not be disclosed by the recipient to any third parties other than attorneys, accountants, auditors, and financial advisors acting in the course of their representation, or as otherwise ordered by a court of competent jurisdiction.  Any award also shall be kept confidential, although this specific requirement shall be void once the award must be submitted to a court for enforcement.  The Parties agree that injunctive relief, including a temporary restraining order, from a trial court is the appropriate relief for breach of this paragraph, and they waive any security or the posting of a bond as a requirement for obtaining such relief.

(d)  Self-Help.  This Dispute Resolution Provision does not limit the right of any Party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(e)  Class Action Waiver.  Any arbitration or court trial (whether before a judge or jury or pursuant to judicial reference) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  THE CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator.  The Parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the Parties and is nonseverable from the agreement to arbitrate Claims.  If the Class Action Waiver is limited, voided or found unenforceable, then the Parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

(f)  Jury Waiver.  By agreeing to judicial reference or binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim.  Furthermore, without intending in any way to limit the provisions hereof, to the extent any Claim is not submitted to judicial reference or arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY JUDICIAL REFERENCE, BY ARBITRATION, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS DISPUTE RESOLUTION PROVISION IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (iii) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

8.06  Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

8.07  Expenses.

(a)      The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and reasonable out-of-pocket expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any Obligor, (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any Obligor that are paid, incurred or advanced by the Bank.

(b)  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual; provided that the Borrower has no obligation to indemnify or hold the Bank harmless from any loss, liability, damages, judgments, or costs to the extent resulting from the Bank's gross negligence or willful misconduct.  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

(c)  The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (i) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any “workout” or restructuring, and (ii) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

8.08  Set-Off.  Upon and during the existence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank, at any time and from time to time, without notice, which is hereby expressly waived by the Borrower, and whether or not the Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, the Borrower's Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by the Bank to the Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect.  The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all Obligations of the Borrower to the Bank under this Agreement and all agreements, instruments and documents related to this Agreement.

8.09  One Agreement.  This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

8.10  Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

8.11  Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

8.12  Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

8.13  Customary Advertising Material.  The Borrower and each Obligor consent to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower or such Obligor.

8.14  Amendment and Restatement of Prior Agreement.  This Agreement is an amendment and restatement, in its entirety, of the Credit Agreement entered into as of May 2, 2007, between the Bank and the Borrower, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement.  Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

8.15  Amendments.  This Agreement may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this Agreement, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

8.16  Treatment of Certain Information; Confidentiality.  The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it  (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Bank or any of its Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Bank acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT.  TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.		NIC INC.

By		By

Name:	Dianne M. Smith	Name:	William F. Bradley, Jr.

Title:	Senior Vice President	Title:	Executive Vice President

	Address where notices to		Address where notices to
	the Bank are to be sent:		the Borrower are to be sent:

Dianne M. Smith
	1200 Main Street		25501 W. Valley Parkway, Suite 300
	MO8-060-12-02		Olathe, Kansas 66061-8474
	Kansas City, MO 64121		Telephone: 877-234-3468
	Telephone: 816-292-4219		Facsimile: 913-498-3472
Facsimile: 816-292-4413

SCHEDULE 1.01

INITIAL GUARANTORS

COMPANY	Jurisdiction

Alabama Interactive, LLC	Alabama

Arkansas Information Consortium, LLC	Arkansas

Colorado Interactive, LLC	Colorado

Connecticut Interactive, LLC	Connecticut

Hawaii Information Consortium, LLC	Hawaii

Idaho Information Consortium, LLC	Idaho

Indiana Interactive, LLC	Indiana

Iowa Interactive, LLC	Iowa

Kansas Information Consortium, LLC	Kansas

Kentucky Interactive, LLC	Kentucky

Maine Information Network, LLC	Maine

Mississippi Interactive, LLC	Mississippi

Montana Interactive, LLC	Montana

NICUSA, Inc.	Kansas

NIC Technologies, LLC	Kansas

Nebraska Interactive, LLC	Nebraska

New Jersey Interactive, LLC	New Jersey

New Mexico Interactive, LLC	New Mexico

NIC Services, LLC	Colorado

Oklahoma Interactive, LLC	Oklahoma

Pennsylvania Interactive, LLC	Pennsylvania

Rhode Island Interactive, LLC	Rhode Island

South Carolina Interactive, LLC	South Carolina

Texas NICUSA, LLC	Texas

Utah Interactive, LLC	Utah

Vermont Information Consortium, LLC	Vermont

Virginia Interactive, LLC	Virginia

West Virginia Interactive, LLC	West Virginia

Wisconsin Interactive Network, LLC	Wisconsin

SCHEDULE 3.01

FEES

(a)  Line of Credit Loan Fee.  The Borrower agrees to pay a one-time loan fee of Eighteen Thousand Seven Hundred Fifty Dollars and no/100 ($18,750) for the Line of Credit.  This fee is due on the date of this Agreement.

(b)  Letter of Credit Fee.  The Borrower shall pay directly to the Bank the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to Letters of credit as from time to time in effect.  Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)  Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

SCHEDULE 5.14

SUBSIDIARIES

Part (a).     Subsidiaries.1

NICUSA, Inc.*

Kansas Information Consortium, LLC**

Indiana Interactive, LLC**

Arkansas Information Consortium, LLC**

Nebraska Interactive, LLC**

Virginia Interactive, LLC**

Iowa Interactive, LLC**

Montana Interactive, LLC**

Maine Information Network, LLC**

Utah Interactive, LLC**

Hawaii Information Consortium, LLC**

Idaho Information Consortium, LLC**

Tennessee Information Consortium, LLC**

NIC Technologies, LLC (formerly National Information Consortium Technologies, LLC)**

National Online Registries, LLC**

Alabama Interactive, LLC**

Kentucky Interactive, LLC**

1 This list may omit the names of certain subsidiaries that, as of December 31, 2013, would not be deemed “significant subsidiaries” as defined in Rule 1-02(w) of Regulation S-X if considered in the aggregate.

NIC Solutions, LLC**

South Carolina Interactive, LLC**

Colorado Interactive, LLC**

Local Government Online Indiana, LLC**

Vermont Information Consortium, LLC**

Oklahoma Interactive, LLC**

Rhode Island Interactive, LLC**

NIC Services, LLC (formerly eGov Service Corporation)*

West Virginia Interactive, LLC**

Arizona Interactive, LLC**

Texas NICUSA, LLC**

New Mexico Interactive, LLC**

New Jersey Interactive, LLC**

Mississippi Interactive, LLC**

Maryland Interactive, LLC**

Delaware Interactive, LLC**

Oregon Information Consortium, LLC**

Software Exchange, LLC*

Pennsylvania Interactive, LLC**

Wisconsin Interactive Network, LLC**

Connecticut Interactive, LLC**

*Wholly owned subsidiary of NIC Inc.

**Wholly owned subsidiary of NICUSA, Inc.

Part (b).     Other Equity Investments.

None.

SCHEDULE 6.17

LIENS

None.

SCHEDULE 6.18

INDEBTEDNESS

None.

SCHEDULE 6.20

INVESTMENTS

None.

EXHIBIT A

FORM OF LOAN NOTICE

Date:  ___________, _____

To:           Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August __, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between NIC INC., a Delaware corporation (the “Borrower”) and BANK OF AMERICA, N.A. (the “Bank”).

The undersigned hereby requests (select one):

(1)  a borrowing of Loans; (2)  a conversion of Loans; (3) or continuation of Loans,

1.           On _________________________________ (a Banking Day).

2.           In the amount of $____________________.

3.           Comprised of ___________________________________.
              [Type of Loan requested]

4.           For LIBOR Rate Loans:  with an Interest Period of _____ months.

NIC INC.

By:

Name:

Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  _________________,

To:           Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August ___, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between NIC INC., a Delaware corporation (“Borrower”) and BANK OF AMERICA, N.A. (the “Bank”).

The undersigned authorized officer hereby certifies as of the date hereof that he/she is the ___________________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Bank on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.02(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.02(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.           A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

1

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           The representations and warranties of Borrower contained in Article V of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 5.06 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.02 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.           The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ____________________, _________.

NIC INC.

By:

Name:

Title:

2

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

[Financial Statements Attached]

3

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 6.04 – Maximum Leverage Ratio

	A.	Total Funded Debt:		$

	B.	EBITDA Calculation:

		1.	net income:	$

		2.	less income or plus loss from discontinued operations and extraordinary items:	$

		3.	plus income taxes:	$

		4.	plus interest expense:	$

		5.	plus depreciation, depletion and amortization:	$

		6.	plus non-cash expenses, losses or charges deducted from net income:	$

		7.	minus non-cash items included in income	$

4

		8.	Total EBITDA:	$

	C.	Ratio (Line I.A. ÷ Line I.C):			___________ to 1.0

	D.	Maximum Ratio:			1.5 to 1.0

II.	Section 6.03 –Tangible Net Worth.

	A.	Actual Tangible Net Worth at Statement Date:

		1.	Total Tangible Assets:	$

		2.	Total Liabilities (minus non-current portion of Subordinated Liabilities):	$

		3.	Tangible Net Worth (Line II.A.1 less Line II.A.2):	$

	B.	Minimum Tangible Net Worth Calculation:		$

		1.	$36,000,000:	$

		2.	plus the net proceeds from any equity securities issued after the date of the Agreement:	$

5

	3.	plus any increase in stockholder’s equity resulting from the conversion of debt securities to equity security after the date of this Agreement:	$

	4.	Minimum Required Tangible Net Worth (II.B.1 plus II.B.2 plus II.B.3):	$

C.	Excess (deficient) for covenant compliance (Line II.A.3 less II.B.4):		$

6

AMENDED AND RESTATED
CONTINUING AND UNCONDITIONAL GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and financial accommodations heretofore or hereafter from time to time made or granted to NIC INC., a Delaware corporation (the “Borrower”) by BANK OF AMERICA, N.A. (including its subsidiaries and affiliates, the “Bank”), each of the undersigned Guarantors (each a “Guarantor” and collectively the “Guarantors”) jointly and severally hereby furnishes its guaranty of the Indebtedness (as hereinafter defined) as follows:

1.  The Guaranty.  For valuable consideration, each Guarantor hereby unconditionally guarantees and promises to pay promptly to the Bank, or order, in lawful money of the United States, any and all Indebtedness of the Borrower to the Bank when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter.  The liability of the Guarantors under this Guaranty is not limited as to the principal amount of the Indebtedness guaranteed and includes, without limitation, liability for all interest, fees, indemnities, and other costs and expenses relating to or arising out of the Indebtedness and for all swap, derivative, foreign exchange or hedge or other similar transaction or arrangement (“Swap Obligations”) now or hereafter owing from Borrower to the Bank. No Guarantor will be deemed to be a guarantor of any Swap Obligation to the extent that such Guarantor is not an Eligible Contract Participant at the time such guaranty becomes effective with respect to such Swap Obligations as set forth in the Commodities Exchange Act (7 U.S.C., Sec. 1, et. seq.). The liability of the Guarantors is continuing and relates to any Indebtedness, including that arising under successive transactions which shall either continue the Indebtedness or from time to time renew it after it has been satisfied. This Guaranty is cumulative and does not supersede any other outstanding guaranties, and the liability of the Guarantors under this Guaranty is exclusive of the Guarantors’ liability under any other guaranties signed by the Guarantors.  Each Guarantor is jointly and severally liable.  “Indebtedness” shall mean and includes any and all advances, debts, obligations and liabilities of Borrower, or any of them, previously, now or later made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, pursuant to or in connection with that certain Amended and Restated Credit Agreement (the "Credit Agreement") dated of even date herewith between the Borrower and the Bank (including all renewals, extensions, amendments and other modifications thereof and all costs, attorneys' fees and expenses incurred by the Bank in connection with the collection or enforcement thereof), and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or later becomes unenforceable.  Capitalized terms used but not defined in this Guaranty have the meanings given to them in the Credit Agreement.

2
Subsidiary Continuing Guaranty

2.  Obligations Independent.  The obligations under this Guaranty are independent of the obligations of Borrower or any other guarantor, and a separate action or actions may be brought and prosecuted against each Guarantor whether action is brought against Borrower or any other Guarantor or whether Borrower or any other Guarantor be joined in any such action or actions.

3.  Rights of Bank.  The Guarantors authorize the Bank, without notice or demand and without affecting its liability hereunder, from time to time to:

a)  renew, compromise, extend, accelerate, or otherwise change the time for payment, or otherwise change the terms, of the Indebtedness or any part thereof, including increase or decrease of the rate of interest, or otherwise change the terms of any Bank Agreements;

b)  receive and hold security for the payment of this Guaranty or any Indebtedness and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security;

c)  apply such security and direct the order or manner of sale thereof as the Bank in its discretion may determine;

d)  release or substitute any Guarantor or any one or more of any endorsers or other Guarantors of any of the Indebtedness; and

e)  permit the Indebtedness to exceed Guarantor's liability under this Guaranty, and the Guarantors agree that any amounts received by the Bank from any source other than the Guarantors shall be deemed to be applied first to any portion of the Indebtedness not guaranteed by the Guarantors.

4.  Guaranty to be Absolute.  The Guarantors agree that until the Indebtedness has been paid in full in immediately available funds and any commitments of the Bank or facilities provided by the Bank with respect to the Indebtedness have been terminated, the Guarantors shall not be released by or because of the taking, or failure to take, any action that might in any manner vary, discharge or otherwise reduce, limit, or modify the Guarantors’ obligations under this Guaranty.  The Guarantors waive and surrender any defense to any liability under this Guaranty based upon any such action, including but not limited to any action of the Bank described in the immediately preceding paragraph of this Guaranty.  It is the express intent of the Guarantors that Guarantors’ obligations under this Guaranty are and shall be absolute and unconditional. If this Guaranty is revoked, returned, or canceled, and subsequently any payment or transfer of any interest in property by Borrower to the Bank is rescinded or must be returned by the Bank to Borrower, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation; and any guaranty of any indemnities, shall survive any termination of this Guaranty. In the event that acceleration of the time for payment of any of the Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of Borrower or otherwise, all such Indebtedness guaranteed by the Guarantors shall nonetheless be payable by the Guarantors immediately if requested by the Bank.

3
Subsidiary Continuing Guaranty

5.  Guarantors’ Waiver of Certain Rights and Certain Defenses.  The Guarantors waive:

a)  any right to require the Bank to:

i)  proceed against Borrower or any other person;

ii)  marshal assets or proceed against or exhaust any security held from any of the Borrowers or any other person;

iii)     give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from Borrower or any other person;

iv)     take any other action or pursue any other remedy in the Bank's power; or

v)  make any presentment or demand for performance, or give any notice of nonperformance, acceleration, protest, notice of protest or notice of dishonor hereunder or in connection with any obligations or evidences of indebtedness held by the Bank as security for or which constitute in whole or in part the Indebtedness guaranteed hereunder, or in connection with the creation of new or additional Indebtedness, or give any notice of acceptance of this Guaranty, or notices of any fact that might increase the Guarantors’ risk.

b)  any defense to its obligations under this Guaranty based upon or arising by reason of:

i)  any disability or other defense of Borrower or any other person;

4
Subsidiary Continuing Guaranty

ii)  the cessation or limitation from any cause whatsoever, other than payment in full, of the Indebtedness of Borrower or any other person;

iii)     any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf Borrower which is a corporation, partnership or other type of entity, or any defect in the formation of Borrower;

iv)     the application by Borrower of the proceeds of any Indebtedness for purposes other than the purposes represented by Borrower to, or intended or understood by, the Bank or any Guarantor;

v)  any act or omission by the Bank which directly or indirectly results in or aids the discharge of Borrower or any portion of the Indebtedness by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of the Bank against Borrower;

vi)     any impairment of the value of any interest in any security for the Indebtedness, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security;

vii)    any modification of the Indebtedness, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness, including increase or decrease of the rate of interest;

viii)   any requirement that the Bank give any notice of acceptance of this Guaranty;

ix)     any defense based on any claim that the Guarantors’ obligations exceed or are more burdensome than those of Borrower;

x)     the benefit of any statute of limitations affecting the Guarantors’ liability under this Guaranty; or

5
Subsidiary Continuing Guaranty

xi)    any election of remedies by the Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Indebtedness, destroys the Guarantors’ rights of subrogation or the Guarantors’ rights to proceed against Borrower for reimbursement.

c)  until the Indebtedness has been paid in full and any commitments of the Bank or facilities provided by the Bank with respect to the Indebtedness have been terminated, even though the Indebtedness may be in excess of the Guarantors’ liability hereunder, to the extent permitted by applicable law, any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory, or otherwise).

No provision or waiver in this Guaranty shall be construed as limiting the generality of any other waiver contained in this Guaranty.

6.  Setoff.  At any time, without further demand or notice (any such notice being expressly waived by the Guarantors), the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Guarantors even though unmatured and regardless of the adequacy of any other collateral securing this Guaranty; provided, however that the Bank may not setoff or charge such amounts against such accounts or deposits to the extent such accounts or deposits consist of any fees set pursuant to state statute or regulation, county resolution, or municipal ordinance, or similar official governmental action, and any tax receipts collected for any governmental entity.  TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LIABILITIES PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE GUARANTORS, ARE VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVED.

7.  Subordination.  Any obligations of Borrower to the Guarantors, now or hereafter existing, including but not limited to any obligations to the Guarantors as subrogee of the Bank or resulting from the Guarantors’ performance under this Guaranty, are hereby subordinated to the Indebtedness.  The Guarantors agree that, if the Bank so requests, the Guarantors shall not demand, take, or receive from Borrower, by setoff or in any other manner, payment of any other obligations of Borrower to the Guarantors until the Indebtedness has been paid in full and any commitments of the Bank or facilities provided by the Bank with respect to the Indebtedness have been terminated.  If any payments are received by the Guarantors in violation of such waiver or agreement, such payments shall be received by the Guarantors as trustee for the Bank and shall be paid over to the Bank on account of the Indebtedness, but without reducing or affecting in any manner the liability of the Guarantors under the other provisions of this Guaranty.  Any security interest, lien, or other encumbrance that the Guarantors may now or hereafter have on any property of Borrower is hereby subordinated to any security interest, lien, or other encumbrance that the Bank may have on any such property.

6
Subsidiary Continuing Guaranty

8.  Revocation of Guaranty.

a)  This Guaranty may be revoked at any time by any Guarantor in respect to future transactions.  Such revocation shall be effective upon actual receipt by the Bank, at the address shown below or at such other address as may have been provided to the Guarantors by the Bank, of written notice of revocation.  Revocation shall not affect any of the Guarantor’s obligations or the Bank's rights with respect to transactions committed or entered into prior to the Bank's receipt of such notice, nor shall it affect the Guarantors’ obligations with respect to any indemnities, executed prior to the Bank’s receipt of such notice.

b)  The Guarantors acknowledge and agree that this Guaranty may be revoked only in accordance with the foregoing provisions of this paragraph and shall not be revoked simply as a result of any change in name, location, ownership or composition or structure of Borrower, or the dissolution of Borrower.

9.  Extent of Guaranty.  If the Guarantors are a subsidiary or affiliate of Borrower, the Guarantors’ liability hereunder shall not exceed at any one time the largest amount during the period commencing with the Guarantors’ execution of this Guaranty and thereafter that would not render the Guarantors’ obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

10.    Taxes.

a)  Each Guarantor represents and warrants that it is organized and resident in the United States of America.  All payments by any Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes.  If the Guarantors must make a payment under this Guaranty, each Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to the Bank so that no withholding tax is imposed on the payment.  Notwithstanding the foregoing, if any Guarantor makes a payment under this Guaranty to which withholding tax applies or if any taxes (other than taxes on net income (i) imposed by the country or any subdivision of the country in which the Bank's principal office or actual lending office is located and (ii) measured by the United States taxable income the Bank would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by any Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this paragraph, such Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that the Bank receives the sum it would have received had no such deduction or withholding been made (or, if such Guarantor cannot legally comply with the foregoing, such Guarantor shall pay to the Bank such additional amounts as will result in Bank receiving the sum it would have received had no such deduction or withholding been made).  Further, such Guarantor shall also pay to the Bank, on demand, all additional amounts that the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.

7
Subsidiary Continuing Guaranty

b)  Such Guarantor shall promptly provide the Bank with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

11.    Information Relating to Borrower.  Each Guarantor acknowledges and agrees that it has made such independent examination, review, and investigation of the Bank Agreements as each Guarantor deems necessary and appropriate, and shall have sole responsibility to obtain from Borrower any information required by Guarantor about any modifications to the Bank Agreements. Each Guarantor further acknowledges that the Bank has no duty, and each Guarantor is not relying on the Bank, at any time to disclose to Guarantor any information relating to the business operations or financial condition of Borrower. “Bank Agreements” shall mean all agreements, documents, and instruments evidencing any of the Indebtedness, including but not limited to all loan agreements between Borrower and the Bank and promissory notes from Borrower in favor of the Bank, and all deeds of trust, mortgages, security agreements, and other agreements, documents, and instruments executed by Borrower in connection with the Indebtedness, all as now in effect and as hereafter amended, restated, renewed, or superseded.

12.    Borrower's Authorization.  It is not necessary for the Bank to inquire into the powers of Borrower or of the officers, directors, partners, members, managers, or agents acting or purporting to act on its behalf, and any Indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed under this Guaranty, subject to any limitations on the Guarantors’ liability set forth in this Guaranty.

13.    Guarantor Information.  The Guarantors authorize the Bank to verify or check any information given by each Guarantor to the Bank.  The Guarantors shall provide such financial statements and other financial information about Guarantors as the Bank may reasonably request from time to time.  The Guarantors agree that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Indebtedness and/or the Guarantors as is consistent with the Bank's policies and practices from time to time in effect.  The Guarantors acknowledge and agree that the authorizations provided in this paragraph apply to any individual general partner of any Guarantor and any such general partner’s spouse if such general partner is married and lives in a community property state.

8
Subsidiary Continuing Guaranty

14.    Change of Status.  Except as permitted by the Credit Agreement, no Guarantor shall enter into any consolidation, merger, or other combination unless the Guarantor is the surviving business entity.  Further, no Guarantor shall change its legal structure unless (a) such Guarantor obtains the prior written consent of the Bank and (b) all such Guarantor's obligations under this Guaranty are assumed by the new business entity.

15.    Remedies.  If the Guarantors fail to fulfill their duty to pay all Indebtedness guaranteed hereunder or shall breach or fail to comply with any term or provision of this Guaranty, the Bank shall have all of the remedies of a creditor and, to the extent applicable, of a secured party, under all applicable law.  Without limiting the foregoing to the extent permitted by law, the Bank may, at its option and without notice or demand:

a)  declare any Indebtedness due and payable at once;

b)  take possession of any collateral pledged by Borrower or the Guarantors, wherever located, and sell, resell, assign, transfer, and deliver all or any part of the collateral at any public or private sale or otherwise dispose of any or all of the collateral in its then condition, for cash or on credit or for future delivery, and in connection therewith the Bank may impose reasonable conditions upon any such sale.  Further, the Bank, unless prohibited by law the provisions of which cannot be waived, may purchase all or any part of the collateral to be sold, free from and discharged of all trusts, claims, rights of redemption and equities of Borrower or the Guarantors whatsoever.  The Guarantors acknowledge and agree that the sale of any collateral through any nationally recognized broker-dealer, investment banker, or any other method common in the securities industry shall be deemed a commercially reasonable sale under the Uniform Commercial Code or any other equivalent statute or federal law, and expressly waives notice thereof except as provided in this Guaranty; and

c)  set off and apply any and all deposit accounts of the Guarantors held by the Bank or its affiliates against any and all obligations of the Guarantors owing to the Bank.  The set-off may be made irrespective of whether or not the Bank shall have made demand under this Guaranty, and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit accounts and without regard for the availability or adequacy of other collateral.  If exercised by the Bank, the Bank shall be deemed to have exercised such right of setoff and to have made a charge against any such money immediately upon the occurrence of such default although made or entered on the books after such default.

9
Subsidiary Continuing Guaranty

16.    Notices.  All notices required under this Guaranty shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Guaranty, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Guarantors may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

17.    Successors and Assigns.  This Guaranty (a) binds each Guarantor and each Guarantor's executors, administrators, successors, and assigns, provided that each Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Bank, and (b) inures to the benefit of the Bank and the Bank's indorsees, successors, and assigns. The Bank may, without notice to the Guarantors and without affecting the Guarantors’ obligations, sell participations in, or assign the Indebtedness and this Guaranty, in whole or in part and may exchange information about the Guarantors to any actual or potential participants or assignees.

18.    Amendments, Waivers, and Severability.  No provision of this Guaranty may be amended or waived except in writing.  No failure by the Bank to exercise, and no delay in exercising, any of its rights, remedies, or powers shall operate as a waiver of such rights, remedies or powers, and no single or partial exercise of any such right, remedy, or power shall preclude any other or further exercise thereof or the exercise of any other right, remedy, or power.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision of this Guaranty.

19.    Costs and Expenses.  The Guarantors agree to pay all reasonable attorneys' fees and all other out of pocket costs and expenses that may be incurred by the Bank (a) in the enforcement of this Guaranty or (b) in the preservation, protection, or enforcement of any rights of the Bank in any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.

20.    Representations and Warranties.  When each Guarantor signs this Guaranty, and until the Indebtedness is repaid in full and any commitments or facilities provided by the Bank with respect to the Indebtedness have been terminated, each Guarantor makes the following representations and warranties:

a)  It is duly formed and existing under the laws of the state or other jurisdiction where organized.

10
Subsidiary Continuing Guaranty

b)  This Guaranty, and any instrument or agreement required hereunder, are within Guarantor's powers, have been duly authorized, and do not conflict with any of its organizational papers.

c)  In each state in which Guarantor does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except in each case to the extent the failure do so could not reasonably be expected to result in a Material Adverse Effect.

d)  All financial statements that have been or will be supplied to the Bank fairly present the business of the Borrower in all material respects.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of Guarantor.  If Guarantor is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

e)  There is no lawsuit, tax claim or other dispute pending or threatened against Guarantor which could reasonably be expected to result in a Material Adverse Effect, except as have been disclosed in writing to the Bank.

f)  Guarantor is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation which could reasonably be expected to result in a Material Adverse Effect, except as have been disclosed in writing to the Bank.

g)  Guarantor has no knowledge of any pending assessments or adjustments of its income tax for any year and all material taxes due have been paid, except as have been disclosed in writing to the Bank or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

h)  There is no event which is, or with notice or lapse of time or both would be, a default by Guarantor under this Guaranty or under any other instrument or agreement executed in connection with the Indebtedness or this Guaranty.

i)  Guarantor will not be rendered insolvent by the execution, delivery, and performance of its obligations under this Guaranty.

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j)  Guarantor, if a natural person, has obtained any spousal or other consents or waivers which may be required by applicable law.

21.    Negative Covenants.  So long as the Bank has any Commitment under the Credit Agreement, any Loan or other Obligation under the Credit Agreement shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Guarantor will directly or indirectly:

a)  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Liens permitted pursuant to Section 6.17 of the Credit Agreement; and

b)  Enter into any contractual Obligation (other than this Agreement or any other Bank Agreements) that (a) limits the ability (i) of such Guarantor to make Restricted Payments to the Borrower or its Subsidiaries or to otherwise transfer property to the Borrower or its Subsidiaries, (ii) of such Guarantor to Guarantee the Indebtedness of the Borrower or its Subsidiaries or (iii) of such Guarantor to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.18(d) of the Credit Agreement solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

22.    Governing Law.  Except to the extent that any law of the United States may apply, this Guaranty shall be governed and interpreted according to the laws of Missouri (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary.  Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

23.    Venue and Jurisdiction.  The Guarantors agree that any action or suit against the Bank arising out of or relating to this Guaranty shall be filed in federal court or state court located in the Governing Law State.  The Guarantors agree that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against any Guarantor in a venue outside of the Governing Law State.  If the Bank does commence an action or suit arising out of or relating to this Guaranty, the Guarantors agree that the case may be filed in federal court or state court in the Governing Law State.  The Bank reserves the right to commence an action or suit in any other jurisdiction where Borrower, any Guarantor, or any collateral has any presence or is located.  The Guarantors consent to personal jurisdiction and venue in such forum selected by the Bank and waive any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Guaranty.

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24.    Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

25.    Counterparts. This Guaranty may be executed in multiple counterparts and each such executed counterpart (and any copy of an executed counterpart that is an electronic record) shall be deemed an original of this Guaranty.

26.    Application of Singular and Plural.  In all cases where there is but a single Borrower, then all words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require; and when there is more than one Borrower, or when this Guaranty is executed by more than one Guarantor, the word “Borrower” or “Borrowers” and the word “Guarantor” respectively shall mean all or any one or more of them as the context requires.

27.    Final Agreement.  This Agreement and any related security agreements or other agreements required by this Agreement constitute the entire agreement between the Guarantors and the Bank with respect to the subject matter of this Guaranty and with respect to the credit facilities provided by the Bank to Borrower and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

[Signature Pages Follow]

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Executed this 6th day of August, 2014.

ALABAMA INTERACTIVE, LLC, an Alabama limited liability company

ARKANSAS INFORMATION CONSORTIUM, LLC, an Arkansas limited liability company

COLORADO INTERACTIVE, LLC, a Colorado limited liability company

CONNECTICUT INTERACTIVE, LLC, a Connecticut limited liability company

HAWAII INFORMATION CONSORTIUM, LLC, a Hawaii limited liability company

IDAHO INFORMATION CONSORTIUM, LLC, an Idaho limited liability company

INDIANA INTERACTIVE, LLC, an Indiana limited liability company

IOWA INTERACTIVE, LLC, an Iowa limited liability company

KANSAS INFORMATION CONSORTIUM, LLC, a Kansas limited liability company

KENTUCKY INTERACTIVE LLC, a Kentucky limited liability company

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MAINE INFORMATION NETWORK, LLC, a Maine limited liability company

MISSISSIPPI INTERACTIVE, LLC, a Mississippi limited liability company

MONTANA INTERACTIVE, LLC, a Montana limited liability company

NICUSA, INC., a Kansas corporation

NIC TECHNOLOGIES, LLC, a Kansas limited liability company

NEBRASKA INTERACTIVE, LLC, a Nebraska limited liability company

NEW JERSEY INTERACTIVE, LLC, a new Jersey limited liability company

NEW MEXICO INTERACTIVE, LLC, a New Mexico limited liability company

NIC SERVICES, LLC, a Colorado limited liability company

OKLAHOMA INTERACTIVE, LLC, a Oklahoma limited liability company

PENNSYLVANIA INTERACTIVE, LLC, a Pennsylvania limited liability company

RHODE ISLAND INTERACTIVE, LLC, a Rhode Island limited liability company

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SOUTH CAROLINA INTERACTIVE, LLC, a South Carolina limited liability company

TEXAS NICUSA, LLC, a Texas limited liability company

UTAH INTERACTIVE, LLC, a Utah limited liability company

VERMONT INFORMATION CONSORTIUM, LLC, a Vermont limited liability company

VIRGINIA INTERACTIVE, LLC, a Virginia limited liability company

WEST VIRGINIA INTERACTIVE, LLC, a West Virginia limited liability company

WISCONSIN INTERACTIVE NETWORK, LLC, a Wisconsin limited liability company

By:

Name: William F. Bradley, Jr.

Title: Secretary

Address for each Guarantor:
c/o NIC, Inc.
25501 W. Valley Parkway, Suite 300
Olathe, Kansas 66061-8474
Attention: William F. Bradley
Telephone: 877-234-3468
Facsimile: 913-498-3472

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